OFFER TO EXCHANGE
4.0% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2012
FOR ANY AND ALL OUTSTANDING
5.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006
OF

AAMES FINANCIAL CORPORATION

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 13, 2002, UNLESS EXTENDED BY AAMES (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").

May 15, 2002

To Holders of Our 5.5% Convertible Subordinated Debentures due 2012:

            Enclosed for your consideration is an Offering Memorandum dated May 15, 2002 (the "Offering Memorandum") of Aames Financial Corporation, a Delaware corporation ("Aames"), relating to Aames' offer (the "Exchange Offer") to exchange $800 in principal amount of its 4.0% Convertible Subordinated Debentures due 2012 (the "New Debentures") for each $1,000 in principal amount of its outstanding 5.5% Convertible Subordinated Debentures due 2006 (the "Existing Debentures") that you validly tender before the Expiration Date, upon the terms and subject to the conditions set forth in the Offering Memorandum.

            This Offering Memorandum is being forwarded to you by Aames to notify you of the Exchange Offer. The Offering Memorandum is furnished to you for your information only as the beneficial owner of Existing Debentures held by your broker and does not include the material required to tender your Existing Debentures in the Exchange Offer. You should receive from your broker in the next few days a complete set of materials relating to the Exchange Offer, including an Offering Memorandum, a client letter to you from your broker (in yellow), and a related letter of transmittal (in blue). A TENDER OF YOUR EXISTING DEBENTURES CAN BE MADE ONLY BY YOUR BROKER AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THEREFORE, IF YOU DO NOT RECEIVE THE EXCHANGE OFFER DOCUMENTS FROM YOUR BROKER BY MAY 31, 2002, PLEASE CONTACT YOUR BROKER OR CONTACT JOHN F. MADDEN, JR., GENERAL COUNSEL OF AAMES AT (323) 210-4871.

            Your attention is directed to the following:

                1.        The Exchange Offer is being made for any and all outstanding Existing Debentures.

                2.        For each $1,000 principal amount of outstanding Existing Debentures that you validly tender before the Expiration Date which is accepted by Aames, you will receive $800 principal amount at maturity of New Debentures.

                3.        The Exchange Offer will expire at 5:00 p.m., New York City time, on Thursday, June 13, 2002, unless the Exchange Offer is extended. Any Existing Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer or at any time after Thursday, July 11, 2002 if Aames has not accepted the tendered Existing Debentures for exchange by that date.

                4.        The Exchange Offer is subject to certain conditions set forth in the Offering Memorandum under the caption "The Exchange Offer—Conditions to the Exchange Offer." Aames has the right to waive any of these conditions. If the Exchange Offer is withdrawn or otherwise not completed, no New Debentures will be exchanged for Existing Debentures.

                5.        Aames will pay or cause to be paid all transfer taxes applicable to the exchange of Existing Debentures pursuant to the Exchange Offer, subject to Instruction 5 of the Letter of Transmittal. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See the Letter of Transmittal under the caption "Important Tax Information."

            The Exchange Offer is not being made to (nor will tenders of Existing Debentures be accepted from or on behalf of) holders of Existing Debentures in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, Aames, in its sole discretion, may take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to holders of Existing Debentures in such jurisdiction.

Very truly yours,

Aames Financial Corporation